EXHIBIT 99.1

Crinetics Pharmaceuticals Reports Fourth Quarter and Full Year 2024 Financial Results

and Provides Business Update

Commercial Preparations On-Track Ahead of September 25, 2025 PDUFA Date Including Regulatory Review Process, Organizational Build, and Key Stakeholder Engagement Efforts

Expecting to Initiate Four Late-Stage Trials and Additional Early-Stage Trials from Development Pipeline in 2025

Strong Financial Position with $1.4B Cash with Runway into 2029

Management Hosting Conference Call at 4:30 p.m. ET Today

SAN DIEGO – February 27, 2025 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for endocrine diseases and endocrine-related tumors, today reported financial results for the fourth quarter and full year ended December 31, 2024.

“2024 was a year of significant progress and execution across all fronts,” said Scott Struthers, Ph.D., founder and chief executive officer of Crinetics. “The acceptance of our NDA for paltusotine in acromegaly was a key achievement, and under the leadership of our new chief commercial officer, Isabel Kalofonos, our commercial team is preparing for the expected launch, which will be a truly significant milestone for the company. Our ongoing clinical programs continue to yield promising results, paving the way to initiate four late-stage trials this year. We’re also advancing four new candidates toward IND filing, underscoring the power of our internal research and development engine. Our balance sheet empowers us to execute our strategic vision over the next several years, and we are excited to bring on board a new chief financial officer, Toby Schilke, to provide financial leadership during this next stage of growth. Building on the strong foundation we’ve established, 2025 is positioned to be a transformative year for Crinetics.”

Full Year 2024 and Recent Highlights:

•
Strengthened leadership team with key appointments across finance, commercial, medical and clinical development to strengthen organization ahead of launch. In February 2025, Crinetics appointed Tobin “Toby” Schilke as Chief Financial Officer. In December 2024, Crinetics appointed Isabel Kalofonos as Chief Commercial Officer. In April 2024, Crinetics appointed Lise Kjems, M.D., Ph.D. as Senior Vice President of Endocrinology Clinical Research, and in October 2024, appointed Bin Zhang, M.D., M.Sc. as Senior Vice President of Oncology Clinical Development. In May 2024, Crinetics appointed Robert M. Cuddihy, M.D., as Senior Vice President of Medical Affairs.
•
New Drug Application (NDA) for paltusotine for the treatment of acromegaly filed and accepted for review by U.S. Food and Drug Administration (FDA). This submission was based on positive topline results from the PATHFNDR-1 trial reported in September 2023 and from the PATHFNDR-2 trial reported in March 2024.
•
European Medicines Agency (EMA) granted paltusotine Orphan Drug Designation (ODD) for the treatment of acromegaly. Designation was given following a positive recommendation from the EMA Committee for Orphan Medicinal Products, highlighting the potential impact of paltusotine for acromegaly patients in the EU.
•
Phase 2 open-label study of paltusotine in carcinoid syndrome reported positive results. In March 2024, Crinetics reported positive topline results; paltusotine was shown to result in rapid and sustained reductions in frequency and severity of flushing episodes and bowel movements.

•
Phase 2 TouCAHn open-label study of atumelnant in congenital adrenal hyperplasia (CAH) reported positive results. In January 2025, Crinetics reported positive topline results. Atumelnant administration was shown to result in rapid, substantial and sustained statistically significant reduction in A4 levels, the key biomarker for disease control. Atumelnant was well-tolerated and treatment with atumelnant was associated with significant clinical improvements.
•
Debut of novel Nonpeptide Drug Conjugate (NDC) platform. Presented data from CRN09682 at the North American Neuroendocrine Tumor Society (NANETS) Annual Meeting in November 2024.
•
Development candidates nominated in multiple programs. Crinetics has identified an oral thyroid stimulating hormone (TSH) receptor antagonist development candidate for the potential treatment of Graves’ disease, including hyperthyroidism and thyroid eye disease (TED); an oral parathyroid hormone (PTH) antagonist development candidate for the treatment of hyperparathyroidism; and an SST3 agonist development candidate for the treatment of autosomal dominant polycystic kidney disease (ADPKD).
•
Strengthened balance sheet. Current cash position of $1.4B is expected to support our business activities into 2029.

Key Upcoming Milestones:

•
FDA Prescription Drug User Fee Act (PDUFA) target action date of September 25, 2025 for paltusotine NDA for the treatment and maintenance therapy of acromegaly.
•
Enrollment of the first patient in the pivotal Phase 3 trial of paltusotine in carcinoid syndrome is anticipated in the second quarter of 2025.
•
Crinetics expects to begin enrollment of patients in two pivotal studies of atumelnant in CAH: Phase 3 in adults and Phase 2b/3 in pediatrics.
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Crinetics is also planning a study of atumelnant in Cushing’s disease. Enrollment of patients is expected to begin in late 2025 or early 2026.
•
Four novel IND filings expected in 2025 for the development candidates nominated in 2024.

Fourth Quarter and Full Year 2024 Financial Results:

•
Research and development expenses were $66.6 million and $240.2 million for the three months and full year ended December 31, 2024, compared to $45.6 million and $168.5 million for the same periods in 2023. The increases were primarily attributable to an increase in personnel costs of $12.6 million for the quarter ended December 31, 2024 and $43.4 million for the year ended December 31, 2024, and increased clinical and preclinical development activities of $5.1 million and $10.2 million for the quarter and year ended December 31, 2024, respectively.
•
General and administrative expenses were $28.2 million and $99.7 million for the three months and full year months ended December 31, 2024, compared to $17.1 million and $58.1 million for the same periods in 2023. The increases were primarily driven by an increase in personnel costs of $5.4 million for the quarter ended December 31, 2024 and $23.8 million for the year ended December 31, 2024.
•
Net loss for the three months ended December 31, 2024, was $80.6 million, compared to a net loss of $60.1 million for the same period in 2023. For the year ended December 31, 2024, the company’s net loss was $298.4 million compared to a net loss of $214.5 million for the year ended December 31, 2023.
•
There were no revenues for the three months ended December 31, 2024 or 2023. Revenues were $1.0 million for the full year ended December 31, 2024, compared to $4.0 million for the same period in 2023. Revenues for 2024 were primarily derived from the paltusotine licensing agreement with

Sanwa Kagaku Kenkyusho Co., Ltd. License revenues for 2023 were derived from licensing agreements with Sanwa Kagaku Kenkyusho Co., Ltd. and Cellular Longevity, Inc.
•
Cash, cash equivalents, and investments totaled $1.4 billion as of December 31, 2024, compared to $558.6 million as of December 31, 2023. This includes gross proceeds of $350 million from the February 2024 private placement equity financing and $575 million from the October 2024 public offering. Based on current projections, Crinetics expects that its cash, cash equivalents and short-term investments will be sufficient to fund its current operating plan into 2029. For 2025, we anticipate our cash used in operations to be between $340 and $380 million.

Conference Call and Webcast Details

Management will hold a live conference call and webcast today, Thursday, February 27 at 4:30 p.m. ET. To participate, please dial 1-800-267-6316 (domestic) or 1-203-518-9783 (international) and refer to Conference ID CRNXQ4. To access the webcast, the direct link (HERE) or visit the Events section of the Crinetics website. Following the live event, the webcast will be archived on the Investor Relations section of www.crinetics.com.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for endocrine diseases and endocrine-related tumors. Crinetics’ lead development candidate, paltusotine, is the first investigational once-daily, oral, selective somatostatin receptor type 2 (SST2) nonpeptide agonist that is in clinical development for acromegaly and carcinoid syndrome associated with neuroendocrine tumors. Atumelnant is currently in development for congenital adrenal hyperplasia and ACTH-dependent Cushing’s syndrome. All of the company’s drug candidates are orally delivered, small molecule, new chemical entities resulting from in-house drug discovery efforts, including additional discovery programs addressing a variety of endocrine conditions such as hyperparathyroidism, polycystic kidney disease, Graves’ disease (including thyroid eye disease), diabetes, obesity and GPCR-targeted oncology indications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the plans and timelines for the clinical development of atumelnant and paltusotine, including the therapeutic potential and clinical benefits or safety profile thereof; the expected timing of the PDUFA target action date for our NDA submission to the FDA for paltusotine for the treatment or maintenance of treatment of acromegaly in the United States, and the plans and timelines for the commercial launch paltusotine if approved; the expected timing of initiation of a Phase 3 program of paltusotine for carcinoid syndrome and FDA consultation; the expected timing of enrollment in two additional studies of atumelnant in CAH; the potential for and expected timing of further studies in Cushing’s disease; the therapeutic potential for our development candidates; the expected timing for IND-enabling studies and potential IND-filings in our development candidates to transition to clinical development; the expected timing of additional research pipeline updates; and the expected timing through which our cash, cash equivalents, and short-term investments will fund our operating plans. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “upcoming” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, without limitation, initial or topline data that we report may change following completion or a more comprehensive review of the data related to the clinical studies and such data may not accurately reflect the complete results of a clinical study, and the FDA and other regulatory authorities may not agree with our interpretation of such results; we may not be able to obtain, maintain and enforce our patents and other intellectual property rights, and it may be prohibitively difficult or costly to protect such rights; geopolitical events may disrupt Crinetics’ business and that of the third parties on which it depends, including delaying or otherwise disrupting its clinical studies and preclinical studies, manufacturing and supply chain, or impairing employee productivity; unexpected adverse side effects or inadequate efficacy of the Company’s product candidates that may limit their development, regulatory approval and/or commercialization; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical studies and nonclinical studies; regulatory developments in the United States and foreign countries; clinical studies and preclinical studies may not proceed at the time or in the manner expected, or at all; the timing and outcome of research, development and regulatory review is uncertain, and Crinetics’ drug candidates may not advance in development or be approved for marketing; Crinetics may use its capital resources sooner than expected; any future impacts to our business resulting from geopolitical developments outside our control; and the other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2024. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

CRINETICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
STATEMENTS OF OPERATIONS DATA:	2024	2023	2024	2023

Revenues	$—	$—	$1,039	$4,013
Operating expenses:
Research and development	66,566	45,580	240,156	168,527
General and administrative	28,179	17,078	99,737	58,094
Total operating expenses	94,745	62,658	339,893	226,621
Loss from operations	(94,745)	(62,658)	(338,854)	(222,608)
Total other income, net	14,150	6,762	40,916	13,277
Loss before equity method investment	(80,595)	(55,896)	(297,938)	(209,331)
Loss on equity method investment	—	(4,201)	(470)	(5,198)
Net loss	$(80,595)	$(60,097)	$(298,408)	$(214,529)
Net loss per share - basic and diluted	$(0.88)	$(0.90)	$(3.69)	$(3.69)
Weighted-average shares - basic and diluted	91,494	67,146	80,783	58,071

BALANCE SHEET DATA:	December 31, 2024	December 31, 2023

Cash, cash equivalents and investments	$1,354,069	$558,555
Working capital	$1,315,704	$530,211
Total assets	$1,434,592	$635,353
Total liabilities	$109,787	$96,247
Accumulated deficit	$(952,110)	$(653,702)
Total stockholders’ equity	$1,324,805	$539,106

Investors:
Gayathri Diwakar

Head of Investor Relations

gdiwakar@crinetics.com

(858) 345-6340

Media:

Natalie Badillo

Head of Corporate Communications

nbadillo@crinetics.com

(858) 345-6075